Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form S-3 Registration Statement (File No. 33-46033), as amended, Form S-3 Registration Statement (File No. 333-90657), and Form S-3 Registration Statement and Post-Effective Amendment No. 1 to Form S-3 (File No. 333-48494), of our reports dated March 15, 2005, relating to the consolidated financial statements and financial statement schedules of United Air Lines Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the Company's reorganization under Chapter 11 and (ii) the Company's ability to continue as a going concern) appearing in the Annual Report on Form 10-K of United Air Lines, Inc. for the year ended December 31, 2004.

Chicago, Illinois
March 15, 2005